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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

                                    between


                              IMC MORTGAGE COMPANY

                                      and


                                 STUART MARVIN



                                 August 1, 1996
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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") entered into as of the 1st day of August, 1996 by and between IMC MORTGAGE COMPANY, a Florida corporation (the "Company"), and STUART MARVIN ("Executive").

                                R E C I T A L S:

         A. The Company owns and operates a mortgage banking business and provides related services (the "Business");

         B. The Company desires to employ Executive as Chief Financial Officer of the Business and Executive desires to be employed by the Company in such capacity;

         C. Executive has substantial experience and expertise in the operation of businesses and the Company has determined that it is in the best interest of the Company to employ Executive and to utilize his expertise and experience;

         D. The Company believes that it is in the best interest of the Company to assure Executive of a secure minimum compensation and to diminish the inevitable distraction of Executive that may result in the event of the possibility, threat or occurrence of a Change of Control (as defined below) by providing for certain compensation arrangement upon a Change of Control.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

         1. RECITATIONS. The above recitations are true and correct and are incorporated herein by this reference.

         2. POSITION OF EMPLOYMENT. The Company hereby employs Executive as Chief Financial Officer of the Business commencing as of the Commencement Date (as defined in Section 3.1 herein).

                 2.1 Performance of Duties. Executive shall perform such duties as are usually performed by a Chief Financial Officer of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time to time by the Company which are reasonable and consistent with the Company's operations, taking into account Executive's expertise and job responsibilities. Executive shall report directly to the Company's Chief Executive Officer and the Company's President.





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                 2.2      Devotion of Time.  During the term of this Agreement,
Executive agrees to devote his full business time and attention to the business and affairs of the Company and to the extent necessary to discharge the responsibilities assigned to Executive and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. During this Agreement, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or
(iii) manage personal investments or companies in which personal investments are made so long as such activities do not interfere with the performance of Executive's responsibilities with the Company and which companies are not in direct competition with the Company. Any income incurred by Executive outside the scope of his employment and permitted pursuant to the provisions hereof, shall inure to the benefit of Executive, and the Company shall not claim any entitlement thereto; provided, however, that any income derived by Executed related to the business of the Company including, without limitation, compensation for serving on boards of directors of companies in which the Company has a significant investment, shall be paid over to the Company as and when received.


                 2.3 Working Facilities. During the term of this Agreement, the Company shall furnish, at his principal place of employment, an office, furnishings, secretary and such other facilities commensurate and suitable to his position and adequate for the performance of his duties hereunder.

         3.      TERM OF EMPLOYMENT.

                 3.1 Term of Employment. This Agreement shall begin as of August 1, 1996, (the "Commencement Date") and end on December 31, 1999, subject to extension or earlier termination as otherwise set forth in this Agreement.

                 3.2 Termination of Employment by the Company for Cause. The Company may terminate Executive's employment upon giving written notice thereof, if such termination is for "Cause" (as defined herein) and Cause is not cured by Executive within any available cure period provided below. Such notice must set forth in reasonable detail the facts underlying the claim of Cause. For the purposes of this Agreement, "Cause" shall be defined as any of the following, which act or omission is made or omitted by Executive without a reasonable belief that such act or omission would benefit the Company:

                          (a)     a default or breach by Executive of any of
the provisions of this Agreement materially detrimental to the Company which is not cured within fifteen (15) days following written notice thereof;



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                          (b)     actions by Executive constituting fraud,
embezzlement or dishonesty which result in a conviction of a criminal offense not yet overturned on appeal;

                          (c)     actions by Executive in intentionally
furnishing materially false, misleading, or omissive information to the Company's Chief Executive, Board of Directors or its Executive Committee or Audit Committee that is materially detrimental to the Company;

                          (d)     actions constituting a breach of the
confidentiality of the Business and/or trade secrets of the Company which is materially detrimental to the Company;

                          (e)     acts or omissions which constitute willful
failure to follow reasonable and lawful directives of the Company's Chief Executive Officer or President, which are consistent with Executive's job responsibilities and performance which is not cured within fifteen (15) days following written notice thereof.

Upon termination for Cause, Executive will immediately cease to have any power of his position, but shall nevertheless be given a reasonable opportunity to access his office with the Company for the purpose of retrieving his personal goods and files. If any conviction pursuant to Section 3.2(b) above is overturned on appeal, Executive will be deemed to have been terminated without Cause as of the effective date of his earlier termination.

                 3.3 Termination Without Cause. The Company shall have the right to terminate this Agreement without Cause on thirty (30) days written notice, subject to payment by the Company of the Deferred Compensation described in Section 4.2 herein. In such event, Executive will cease to have any power of his office as of the effective date of the termination, but he will still have the use of his office and secretarial support for thirty (30) days thereafter.

                 3.4 Termination by Executive. Executive may terminate this Agreement upon thirty (30) days written notice after the occurrence of a material default of this Agreement by the Company, which default is not cured within the thirty-day notice period. Such notice shall set forth in reasonable detail the facts underlying the default. If Executive terminates this Agreement under this Section 3.4, Executive shall be entitled to the Deferred Compensation as described in Section 4.2 herein.

                 3.5 Termination by Executive Upon Change of Control. Executive may terminate this Agreement upon thirty (30) days written notice at any time within six (6) months following the occurrence of a "Change of Control", but only prior to Executive's receiving a notice of termination by
the Company for Cause.    Upon such termination Executive shall be entitled to
the Deferred Compensation described in Section 4.2 herein. Change of Control is defined for the purposes of this Agreement as any of the following acts:





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                          (a)     The acquisition by any person, entity or
"group" within the mean of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of either the then outstanding equity interests in the Company or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors; or

                          (b)     If the individuals who serve on the Board of
Directors as of the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, any person who becomes a director subsequent to the Commencement Date, whose election or nomination for election was approved by a vote of at least a majority of the directors then compiling the Incumbent Board, shall for purposes of this Agreement be considered as if such person was a member of the Incumbent Board; or

                          (c)     Approval by the Company's equity holders of
(i) a merger, reorganization or consolidation whereby the Company's equity holders immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the combined voting power entitled to vote generally in the election of directors of the surviving entity's then outstanding voting securities; or (ii) liquidation or dissolution of the Company; or (iii) the sale of all or substantially all of the assets of the Company.

         4.      COMPENSATION.

                 4.1 Salary. In consideration for the services to be provided by Executive pursuant to this Agreement Company shall pay to Executive the sum of the following:

                          (a)     Base Salary: As "Base Salary," the annual sum
of $225,000 which amount will automatically increase effective as of each January 1st during the term by the greater of :

                            (i)        the "COLA Adjustment" (as defined
                                       below), or

                           (ii) ten percent (10%) of the Base Salary for the immediately prior year, provided, however, that the increase under this clause (ii) shall apply only if the Company has achieved a "Net Income Increase" (as defined below) of ten percent (10%) or greater;





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 provided, however that as of January 1, 1997 the Base Salary shall only increase by (5/12) of the amount by which it would have increased had the Executive been employed twelve (12) full months my such date. The Base Salary, if so increased, shall not thereafter be decreased for any reason. The Base Salary shall be payable in installments consistent with the Company's normal payroll schedule, in effect from time to time, subject to applicable withholding and other taxes.

                               (b)     Bonus Compensation.  As "Bonus
Compensation" each year, an amount calculated by multiplying the Base Salary for the year then ending by five percent (5%) for each 1% by which the Net Income Increase exceeds 10%; provided, however that Bonus Compensation shall at no time exceed 100% of Base Salary; and further, provided, however that Executive Bonus Compensation for the five (5) months every December 31, 1996, shall only be five- twelfth (5/12) of the amount which would otherwise result from application of such formula. By way of example, beginning with the Bonus Compensation as of calender year 1997, if Base Salary is $225,000 and the Net Income Increase is 20%, the bonus will be 50% of $225,000 [{(20%-10%) x 5} x 225,000], or $112,500. "Net Income Increase" means the excess of the Company's net after-tax income calculated on an earnings per share basis for the year then ended over the net after-tax income for the Company for the immediately preceding year, expressed as a percentage of the prior years net after tax income per share. Thus, if net after-tax earnings per share in one year is $1.20 and in the prior year is $1.00, the Net Income Increase would be 20%.
All calculations of Net Income increase shall be made without giving effect to the impact on the Company's financial statements of the value sharing arrangements in the favor of Conti Trade Services Corporation and its affiliates.

              "COLA Adjustment" means an annual increase equal to the percentage increase, if any, of the consumer price index for Urban Wage Earning and Clerical Workers (Greater Metropolitan Tampa Area, all items) issued by the Bureau of Labor Statistics of the U.S. Department of Labor using the year 1967 as a base of 100 (the "Index") from the prior year using January 1st of each year as the anniversary date for such calculation. In the event the Index ceases to be published during the term of this Agreement or any extension thereof, the parties shall use a mutually acceptable comparable statistical index on the cost of living in the United States as shall then be computed and published by an agency of the United States.

                      4.2      Deferred Compensation.

                               (a)  When Due.  Executive (or his estate as the
case may be) shall be entitled to the Deferred Compensation as calculated below, to begin being paid within thirty (30) days after the event giving rise to the payout (except as provided below) in the event that Executive's employment is terminated for any of the following reasons herein: (i) termination by the Company without Cause pursuant to Section 3.3; (ii) termination by Executive upon default by the Company pursuant to Section 3.4; or (iii) termination by Executive after a Change of Control pursuant to Section 3.5.





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                               (b)  Amount.  The Deferred Compensation shall be
the amount ("Base Deferred Compensation") which is calculated as the sum of (i) the Base Salary payments Executive would have received had his employment continued for the remaining term of this Agreement (including yearly increases calculated at the maximum increase for the prior three years), and (ii) an amount equal to the average Bonus Compensation (expressed on a monthly basis) which the Executive earned prior to the date of the event giving rise to the need to calculate Deferred Compensation, multiplied by the remaining months in the term hereof.. In addition to the Base Deferred Compensation, Executive shall be entitled to the following (which, together with the Base Deferred Compensation shall be collectively called the "Deferred Compensation") all of the benefits and personal perquisites otherwise provided in this Agreement (including automobile expenses) during that period of time which is the greater of (i) the remaining term of this Agreement, or (ii) one year (the "Deferral Period"). The Deferred Compensation herein shall be deemed liquidated damages resulting from the Company's termination of this Agreement and shall be Executive's sole and exclusive remedy for any such termination. Deferred Compensation shall not be diminished or offset by reason of any earnings by Executive subsequent to the date of termination.

                               (c) Payment of Deferred Compensation.  Except as
provided below, the Deferred Compensation shall be paid in monthly installments over the twelve (12) months following the event giving rise to a Deferred Compensation.

                      4.3      Additional Benefits.

                               (a)        Vacation. Executive shall be entitled
to a minimum of four (4) weeks paid vacation during each twelve-month period during the term of this Agreement. In addition, Executive shall be entitled to paid time off for the same holidays as other employees of the Company as established by the Company.

                               (b)        Automobile Expenses.  During the term
of this Agreement and during any Deferral Period thereafter, the Company shall provide Executive with the full and exclusive use of a high-quality automobile; provided, however, that the Company shall not pay more than nine hundred dollars ($900) per month (subject to a COLA Adjustment) to provide such automobile to Executive. The Company shall also pay all maintenance, insurance, and gasoline expenses incidental to such automobile whether or not business related. Alternatively, the Company shall provide Executive with an equivalent automobile allowance at the sole discretion of Executive. Executive shall have the right to receive a new automobile every three years. In addition to the new automobile, Executive may purchase the old automobile or assume the lease payments at the end of each three (3) year period or in the event of termination for any reason, at the end of the Deferral Period. The purchase price shall be the lower of the wholesale blue book value or the auction black book value.





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                               (c)        Reimbursement of Expenses.  Executive
is authorized to incur reasonable traveling and other expenses in connection with the Business and in performance of his duties under this Agreement. Executive shall be reimbursed by the Company for all Business expenses which are reasonably incurred by Executive. All reimbursable travel expenses shall be in accordance with mutually agreeable and reasonable policy, except that Executive shall at all times be entitled to travel business or first class.

                               (d)        Participation in Employee Benefit
Plans. Executive shall be entitled to participate, subject to eligibility and other terms generally established by the Board of Directors, in any employee benefit plan (including but not limited to life insurance plans, stock option plans, group hospitalization, health, dental care, (which health insurance shall also cover Executive's dependents) profit sharing and pension, and other benefit plans), as may be adopted or amended by the Company from time to time and as apply generally to all senior officers of the Company. Executive's participation in such employee benefit plans shall continue during the Deferral Period. In addition to any health insurance maintained by the Company, the Company shall reimburse Executive for all out-of-pocket health related expenses incurred by Executive whether or not covered by any insurance policy maintained by the Company for the benefit of Executive. Health related expenses include medical bills, diagnostic listing, physician charges, pharmaceuticals, laboratory charges, eye care expenses, (including office visits and eye glass prescriptions and contact lenses) surgical costs and expenses, nursing services, and hospital charges of all kinds. The Company shall not make any changes in any employee benefit plans or arrangements now in effect or hereafter adopted in which Executive now or hereafter may participate, which would adversely affect Executive's rights or benefits thereunder, unless the change is approved in advance by Executive.

                               (e)        Life Insurance Benefits.   The
Company shall pay the premium on a term life insurance policy on the life of Executive in the initial face amount of the Executive's Base Salary during the term hereof and any Deferral Period; provided, however, that Company shall not pay more than five thousand dollars ($5,000) (subject to a COLA Adjustment) for such life insurance premiums during any twelve (12) month period.
Executive shall have the right to designate the beneficiaries of such policies. Company shall pay all premiums on such life insurance at least five (5) days before the end of any grace period, and on demand provide Executive due proof of such payment. The insurance companies issuing such policies shall be authorized to give Executive, upon his request, any information regarding the status of any such policy. Any dividend declared upon such policy shall be applied to the premium.

                               (f)        Memberships.  During the term of this
Agreement and any Deferral Period, the Company shall pay all initial membership fees and monthly dues on behalf of Executive for Executive's membership in one
(1) country club, up to two (2) airline clubs, and one personal credit card all at Executive's selection and sole discretion. Executive shall





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pay all expenses for such club use that is not otherwise reimbursable as a
Company Business expense.

                               (g)        Tax Preparation.  The Company will
reimburse Executive for the cost of tax and financial preparation and planning, including services that may be requested by Executive from time to time pertaining to this Agreement.

                               (h)        Relocation.  Executives shall receive
the following in connection with the relocation of Executive, his family and household goods from Jacksonville, Florida to Tampa, Florida (the "Relocation"); (i) actual costs of moving household goods, (ii) $10,000 to defray miscellaneous expenses of the Relocation (iii) costs of two house hunting trips to Tampa, (iv) costs of up to ninety (90) days temporary housing costs in Tampa while maintaining a dual residence in Jacksonville. Notwithstanding the foregoing, with the exception of the amount to cover miscellaneous expenses, all costs incurred must be reasonable.

                               (i)        Options.   Executives will receive
upon execution hereof, options under the Company's Incentive Stock Option Plan to purchase sixty thousand (60,000) shares of the Company's common stock at an exercise price of $16.00 per share. Those options shall vest ratably over sixty (60) months; provided, however that in the event of a Change of Control then: (i) if Executive's employment is terminated within six (6) months by the Company without Cause, all the unvested options shall vest, and (ii) if the Executive terminates his employment within six (6) months, fifty percent (50%) of all unvested options shall vest unless either George Nicholas or Tom Middleton, respectively the current Chairman and President of the Company, also resigns during that six (6) month period, then all unvested option shall nevertheless vest.

              5.      DISABILITY.

                      5.1 Disability. In the event that Executive shall become mentally or physically Disabled (as hereinafter defined) so as to be unable to fully perform his duties herein, Executive shall continue to receive his monthly Base Salary for each of the first four (4) months or any part thereof of any continuous Disability, less any amounts received by him under any disability insurance paid for by Company. If upon the expiration of four
(4) months of continuous Disability Executive remains incapacitated (hereinafter "Permanent Disability"), the Company shall have the right to
immediately terminate this Agreement.   Thereafter, Executive will only be
entitled to receive disability insurance proceeds for the term of such disability.

                      5.2 Definition of Disability. Disability for the purposes of this Article shall mean the inability of Executive to perform his duties as described herein.





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              6.      REPRESENTATION BY EXECUTIVE.  Executive hereby represents
to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental condition which would cause him not to be able to perform his duties hereunder.

              7.      CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.

                      7.1 Confidentiality. Executive shall not, during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone, without the Company's prior written consent, any knowledge or information with respect to any confidential or secret aspect of the Business which if disclosed could reasonably be expected to have a material adverse affect on the Business, taken as a whole ("Confidential Information").

                      7.2 Ownership of Information. Executive recognizes that all Confidential Information and copies or reproductions thereof, relating to the Company's operations and activities made or received by Executive in the course of his employment are the exclusive property of the Company and Executive holds and uses same as trustee for the Company and subject to the Company's sole control and will deliver same to the Company at the termination of his employment, or earlier if so requested by the Company in writing. All of such Confidential Information, which if lost or used by Executive outside the scope of his employment, could cause irreparable and continuing injury to the Company's Business for which there may not be an adequate remedy at law.

                      7.3 Material Breach. Any material breach of the terms of this paragraph by Executive shall be deemed a material breach of this Agreement. Executive acknowledges that compliance with the provisions of this
Section 7 is necessary to protect the goodwill and other proprietary interests of the Company and is a material condition of employment.

              8. RESTRICTIVE COVENANT. As an inducement to cause the Company to enter into this Agreement, Executive covenants and agrees that during his employment and, for a period of twelve (12) months after he ceases to be employed by Company, regardless of the manner or cause of termination, except as limited in Section 8.7 below:

                      8.1 Restriction. He will not be an employee, agent, director, stockholder or owner (except of not more than a 5% interest in the voting securities of any publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any Business, firm, proprietorship, corporation, partnership, association, entity or venture primarily engaged in a similar business as the Business (a "Competing Business") within an area (the "Restricted Area") which is the continental United States; provided, however, that Executive's employment





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by a major public accounting firm shall not constitute a violation of this provision unless such employment was for the purpose of circumventing this restriction.

                      8.2 Solicitation of Business. He will not initiate any contact with, call upon, solicit Business from, sell or render services to any customer of the Company with respect to a Competing Business within the Restricted Area or purchase from any supplier or potential supplier any medical materials for same and Executive shall not directly or indirectly aid or assist any other person, firm or corporation to do any of the aforesaid acts.

                      8.3 Solicitation of Employees. He will not directly or indirectly, as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant of any Competing Business within the Restricted Area or in any individual or representative capacity for solicit, directly or indirectly cause others to solicit the employment of any officer, sales person, agent, or other employee of the Company who has a base compensation rate of $50,000 or more (subject to a COLA Adjustment), for the purpose of causing said officer, sales person, agent or other Executive to terminate employment with the Company and be employed by such Competing Business.

                      8.4 Material Violation. A proven material violation of this Section 8 shall constitute a material and substantial breach of this Agreement and shall result in the imposition of the Company's remedies contained in Section 9 herein. Executive acknowledges and agrees that proof of one such personal solicitation by Executive, after due notice of a first alleged violation, of a customer, supplier or employee, shall constitute absolute and conclusive evidence that Executive has substantially and materially breached the provisions of this Agreement.

                      8.5 Other Employment. It is understood by and between the parties that the foregoing covenants set forth in Sections 7 and 8 are essential elements of this Agreement, and that, but for the agreement of Executive to comply with such covenants, the Company would not have entered into this Agreement. Such covenants by Executive shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action Executive may have against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of these covenants.

                      8.6      Defaults and Deferred Compensation.

                               (a)        Company Breach.   If the Company
breaches any requirement of Section 4.2 ("Deferred Compensation") herein in addition to any other remedy to which Executive may be entitled, Company shall not be entitled to enforce the provisions




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of this Section 8.  The provisions of this Section 8 shall not be imposed notwithstanding reinstatement of any benefits contained in Section 4.

                               (b)        Executive Breach.  If Executive
breaches any requirement of Section 8 herein, in addition to any other remedy to which the Company may be entitled, all of Executive's rights to receive any portion of his Deferred Compensation not already paid to him shall terminate. The right to receive unpaid Deferred Compensation will not be reinstated notwithstanding any cessation by Executive of his breach of section 8.

                               (c)        Inapplicability of Restrictions.  In
the event that this Agreement is terminated due to a material breach by Company of its obligations or in the event of a termination of Executive without Cause, the restrictions contained in Section 8 shall not be applicable to Executive.

              9. REMEDIES. Executive hereby acknowledges, covenants and agrees that in the event of a material default or breach under this Agreement:

                      9.1 Company may suffer irreparable and continuing damages as a result of such breach and its remedy at law will be inadequate. Executive agrees that in the event of a violation or breach of this Agreement, in addition to any other remedies available to it, Company shall be entitled to an injunction restraining any such default or any other appropriate decree of specific performance, with the requirement to prove actual damages or to post any bond or any other security and to any other equitable relief the court deems proper; and

                      9.2 Any and all of Company's remedies described in this Agreement shall not be exclusive and shall be in addition to any other remedies which Company may have at law or in equity including, but not limited to, the right to monetary damages.

              10. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being legally valid. In the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions, subparagraphs, or articles are determined to be unenforceable and if such invalidity shall be caused by the length of any period of time or the size of any area set forth in any part hereof, such period of time





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or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

              11. INDEMNIFICATION. Company agrees to indemnify Executive for any and all liabilities to which he may be subject as a result of his service to the Company as an officer, director, or agent or of any other enterprise in which he serves at the request of the Company, or otherwise as a result of his employment hereunder, including all expenses, including legal fees and costs of counsel of Executive's choice, incurred as a result of any proceedings brought or threatened against Executive, to the fullest extent permitted by law. Counsel's fees, to the fullest extent permitted by law, shall be paid by the Company in advance of any final disposition of a proceeding upon receipt of an undertaking by Executive that he will repay such fees if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification.

              12.     SUCCESSORS AND ASSIGNS.

                      12.1 Successors. This Agreement shall be binding upon the parties hereto and their successors and assigns. For purposes of this Agreement, the term "successor" of Company shall include any person or entity, whether direct or indirect, whether by purchase, merger, consolidation, operation of law, assignment, or otherwise acquires or controls: (i) all or substantially all of the assets of Company; (ii) twenty-five percent (25%) or more of the total voting interests, and was not affiliated with or in common control of Company as of the Commencement Date; or (iii) any other Business combination with or without the consent of Company's shareholders.

                      12.2     Assumption.  Subject to the provisions of
Section 3.5 herein, the Company shall require any successor of the Company, by an agreement in form and substance satisfactory to Executive, to expressly assume and agree to be bound by the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had occurred. Company shall be in material breach of this Agreement if any such successor fails to expressly assume or otherwise agree to guaranty performance of this Agreement to the extent Company was obligated prior to any succession.

                      12.3     Assignment. Except as expressly stated in
Section 12.1 above, this Agreement shall be non-assignable by either Company or Executive without the written consent of the other party, it being understood that the obligations and performance of this Agreement are personal in nature.

              13. NOTICE. Any notices or other communications to any party pursuant to or relating to this Agreement must be in writing and shall be deemed to have been given or delivered when (i) hand-delivered, (ii) mailed through the U.S. Postal Service via certified





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mail, return receipt requested, postage prepaid, or (iii) through a nationally recognized overnight courier, or (iv) via facsimile, to the party at their addresses below:


          COMPANY:                           Industry Mortgage Company, L.P.
                                             3450 Buschwood Park Dr., Suite 250
                                             Tampa, FL 33618
                                             Attention: Mr. George Nicholas

          Executive:                         Mr. Stuart Marvin
                                             332 Tuckerton Lane
                                             Jacksonville, FL 32211

or such other address given by such party to the other party at any time hereafter.

              14.     MISCELLANEOUS.

                      14.1 Amendment. No amendment, waiver or modification of this Agreement or any provisions of this Agreement shall be valid unless in writing and duly executed by both parties.

                      14.2 Waiver. Any waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or waiver of any other breach of any provision of this Agreement.

                      14.3 Captions. Captions contained in this Agreement are inserted only as a matter of convenience or for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions of this Agreement.

                      14.4 Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys' fees and costs, including attorneys' fees and costs incurred on appeal.

                      14.5 Governing Law. This Agreement shall be governed by the laws of the State of Florida.





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


              IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      INDUSTRY MORTGAGE COMPANY, L.P.,
                                      a Delaware limited partnership


                                      By: /s/ George Nicholas
                                         ------------------------------------
                                         George Nicholas, Chairman



                                         /s/ Stuart Marvin
                                        ---------------------------------------
                                         Stuart Marvin





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